Exhibit 99.6

CONSENT OF DUFF & PHELPS

Duff & Phelps, A Kroll Business operating as Kroll, LLC (“Duff & Phelps”) hereby consents to (i) the filing of our fairness opinion dated August 12, 2021 (the “Opinion”) to the Board of Directors of MedTech Acquisition Corporation (“MTAC”) as Annex C to this Registration Statement on Form F-4, (ii) the references therein to Duff & Phelps and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by the Board of Directors of MTAC. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Duff & Phelps, A Kroll Business

/s/ Duff & Phelps, A Kroll Business

By:	Christopher Janssen
Title:	Managing Director

Kroll, LLC

September 29, 2021